Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
October 19, 2021

A. O. Smith Acquires Canada Water Heater Manufacturer Giant Factories, Inc.
Expands presence in Canada market; provides strong replacement demand opportunity
Immediately accretive to EPS in the first full year
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) announced today that it has acquired Giant Factories, Inc., a Canada-based manufacturer of residential and commercial water heaters, with trailing twelve-month sales of approximately USD $105 million. The purchase price is approximately USD $192 million in cash, subject to customary adjustments. Taking into account an expected tax benefit of approximately $6.5 million that the Company will achieve as a result of treating the transaction as a purchase of assets for tax purposes, and projected operating synergies expected to be achieved over a two-year period, the purchase price represents a multiple of approximately 9.5 x adjusted 2023 projected EBITDA. The acquisition is expected to be neutral to fourth quarter 2021 EPS due to normal purchase accounting adjustments and accretive to EPS in the first full year post closing.
“The addition of Giant strengthens our leadership position as a global supplier of residential and commercial water heaters. The acquisition also supports our corporate strategy by increasing our North America market penetration, creating additional capacity and enhancing our distribution capabilities,” said Kevin J. Wheeler, chairman and chief executive officer. “Along with its rich history, established relationships and talented team, Giant’s values and business approach align with ours, and we look forward to welcoming Giant’s employees to the A. O. Smith family.”
Claude Lesage, Giant Factories, Inc. president, commented, “We are extremely excited about the benefits of a powerful combination with a world leader in global water technology. This natural and logical partnership with A. O. Smith will enhance prospects for our customers, employees, and suppliers.”
A family-owned business founded in 1945, Giant markets its water heaters under the Giant brand and employs more than 300 people, primarily in Canada. Giant manufactures water heaters at two facilities in Montreal and sells water heating products across Canada.
The addition of Giant to A. O. Smith’s existing water heater operations enlarges the company’s presence in the Canada water heater market, which is characterized by a high percentage of replacement demand.
The acquisition of Giant also supports A. O. Smith’s decarbonization efforts by increasing the amount of water heating products in its portfolio that are supplied by a renewable energy grid – Giant’s end markets are mainly served by a grid that is primarily hydro-sourced and non-carbon intensive.
A. O. Smith will release its third quarter 2021 financial results before the market opens on Thursday, October 28 and host a webcasted conference call at 10 a.m. (eastern daylight time). Additional details on the acquisition will be provided at that time.

Forward-looking statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the Company’s businesses, including demand for its products, particularly commercial products, operations and workforce dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; lengthening or deepening of supply chain bottlenecks; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences; potential weakening in the high-efficiency boiler segment in the U.S.; significant volatility in material availability and prices; inability of the Company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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